QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 30, 2007 (except Note 14, as to which the date is July 6, 2007), with respect to the consolidated financial statements of Michaels Stores, Inc. included in the Registration Statement on Form S-4 and related Prospectus of Michaels Stores, Inc. for the registration of $750,000,000 10% Senior Notes due November 1, 2014, $400,000,000 11 3/8% Senior Subordinated Notes due November 1, 2016 and $469,400,000 13% Subordinated Discount Notes due November 1, 2016

Dallas, Texas July 6, 2007	/s/ ERNST & YOUNG LLP Ernst & Young LLP

QuickLinks

Consent of Independent Registered Public Accounting Firm